                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            LIPOSOME COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 LIPOSOME LOGO

                                                                   April 1, 1997

TO: All Stockholders

     You are cordially invited to attend the 1997 Annual Meeting of the Stockholders of The Liposome Company, Inc., which will be held at The Holiday Inn, 1053 Route #1, Princeton, New Jersey 08540, on May 15, 1997, at 10:15 a.m. Information about the Annual Meeting, including a listing and discussion of the various matters on which the stockholders will act, may be found in the enclosed formal Notice of Annual Meeting of Stockholders and Proxy Statement. The Company's Annual Report for the fiscal year ending December 29, 1996 is also included.

     At the Annual Meeting you will be asked to (1) elect the members of the Board of Directors, and (2) ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1997 fiscal year.

     We plan to give a slide presentation at the Annual Meeting highlighting the Company's recent progress and our future plans. Upon adjournment of the meeting, the directors and officers of the Company will be available to confer informally with stockholders.

     We hope that you will be able to attend the meeting. Whether or not you plan to attend, please sign, date and return your proxy promptly in the postage prepaid envelope provided.

                                          Sincerely,

                                          /s/ Charles A. Baker
                                          CHARLES A. BAKER
                                          Chairman, President and Chief
                                          Executive Officer

                           THE LIPOSOME COMPANY, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 15, 1997

--------------------------------------------------------------------------------

     The Annual Meeting of Stockholders of The Liposome Company, Inc. (the "Company") will be held at The Holiday Inn, 1053 Route #1, Princeton, New Jersey 08540, on May 15, 1997, at 10:15 a.m. for the following purposes:

     (i)  To elect nine Directors to serve during the ensuing year;

     (ii) To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year 1997; and

     (iii) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 28, 1997, as the record date for determining the stockholders entitled to notice of, and to vote at the Annual Meeting and any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. STOCKHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING CANNOT BE TRANSACTED UNLESS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ARE REPRESENTED AT THE MEETING.

                                            By Order of the Board of Directors

                                            /s/ Carol J. Gillespie
                                            CAROL J. GILLESPIE
                                            Secretary
Princeton, New Jersey
April 1, 1997

                           THE LIPOSOME COMPANY, INC.

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1997
                         ------------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being sent by the Board of Directors of The Liposome Company, Inc. (the "Company") to solicit proxies for the ANNUAL MEETING OF STOCKHOLDERS to be held on May 15, 1997.

     Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying the contrary will be voted FOR (i) the nine Directors nominated for election at the meeting, and (ii) the ratification of Coopers & Lybrand L.L.P. as the Company's auditors for the fiscal year 1997. A stockholder giving a proxy may revoke it by written notice to the Secretary of the Company that is received at any time before it is voted. The address of the Company is One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540.

     At the close of business on March 28, 1997, the record date for the Annual Meeting, there were outstanding and entitled to vote 36,219,081 shares of Common Stock. Each share of Common Stock entitles the holder to one vote. Pursuant to Delaware General Corporation Law, only votes cast "FOR" a matter constitute affirmative votes. Votes "WITHHELD" or abstaining from voting on a particular matter and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes "WITHHELD" or abstaining from voting on a particular matter, because they are not cast "FOR" the particular proposal, will have the same effect as negative votes or votes cast "AGAINST" a particular matter, but broker non-votes will have no effect on any of the proposals.

     The holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. To be elected, a director must receive a plurality of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Approval of Proposal (ii) will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Votes will be tabulated preliminarily by the Company's transfer agent, American Stock Transfer & Trust Co. Inspectors of Election, appointed by the Board of Directors, will finally count and tabulate the votes and determine and announce the results.

     A copy of the Annual Report of the Company, including financial statements and a description of its operations for the fiscal year 1996, accompanies this Proxy Statement. Such report is not incorporated herein by reference.

Mailed to Stockholders
on or about April 1, 1997

PROPOSAL 1.  ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     Nine Directors are to be elected at the Annual Meeting of Stockholders and will serve until their successors are elected. All are currently serving as Directors.

     It is intended that proxies received will be voted FOR the election of the nominees named below unless marked to the contrary. In the event any of these persons is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for substitute nominees designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the balance of those nominees named without nomination of a substitute. Proxies cannot be voted for more than nine nominees. The Board of Directors believes that each of the persons named will be able and willing to serve as a nominee and, if elected, as a Director.

                            NAME                      AGE            POSITION WITH THE COMPANY
                                                      ---      -------------------------------------
Charles A. Baker.................................     64       Chairman of the Board, President,
                                                               Chief Executive Officer and Director
James G. Andress(1)..............................     58       Director
Morton Collins, PhD(1)...........................     61       Director
Stuart F. Feiner(2)..............................     48       Director
Robert F. Hendrickson(2).........................     64       Director
Professor Bengt Samuelsson, MD...................     63       Director
Joseph T. Stewart, Jr.(1)........................     67       Director
Gerald Weissmann, MD.............................     66       Director
Horst Witzel, Dr.-Ing(2).........................     69       Director

------------
(1) Audit and Finance Committee member
(2) Compensation Committee member

NOMINEES FOR ELECTION AS DIRECTORS
--------------------------------------------------------------------------------

     Charles A. Baker was named Chairman of the Board, President and Chief Executive Officer of the Company in December 1989. Just prior to joining the Company he was a business development and licensing advisor to several small biotechnology companies. Mr. Baker has served in several capacities in senior management at Squibb Corporation (now Bristol-Myers Squibb Company), including the positions of Group Vice President, Squibb Corporation and President, Squibb International. He has also held various executive positions at Abbott Laboratories and Pfizer Inc. Mr. Baker received an undergraduate degree from Swarthmore College and a J.D. degree from Columbia University. Mr. Baker also serves as a director of Regeneron Pharmaceuticals, Inc., a biotechnology company. He is a member of the Science Advisory Council of Rutgers University and a member of the Council of Visitors of the Marine Biological Laboratory, Woods Hole, Massachusetts, a not-for-profit research organization.
--------------------------------------------------------------------------------

     James G. Andress has been a director since his appointment in September 1990. Since November 1996, Mr. Andress has been the President and Chief Executive Officer of Warner Chilcott, plc, a privately-held pharmaceutical company. From 1989 until 1995, he served as President, Co-Chief Executive Officer and Director of Information Resources, Inc., a decision support software and consumer packaged goods research company. Mr. Andress is the former Chairman of the Pharmaceuticals Group, Beecham Group, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. Mr. Andress is a director of XOMA Corp. and NeoRx, Inc., which are biotechnology companies. He also serves as a director of Sepracor, Inc., a separations technology company; of O.P.T.I.O.N. Care, Inc., a home health care company; of Favorite Brands, a consumer packaged goods company; of Allstate Insurance Company; of Source International, Inc., a prescription tracking service company; and of Information Resources, Inc.

--------------------------------------------------------------------------------

     Morton Collins, Ph.D., has been a director since November 1982. Dr. Collins has been a General Partner of DSV Partners III, a venture capital limited partnership, since 1981 and a General Partner of DSV Management, Ltd., since 1982. Since 1985, DSV Management, Ltd. has been a General Partner of DSV Partners IV, a venture capital limited partnership. Dr. Collins served as interim Chairman of the Board and Chief Executive Officer of the Company from June to December, 1989. He is also a director of Tandem Computers Inc., a computer company, of ThermoTrex Corporation, a laser and electro-optics company, and of Kopin Corporation, a manufacturing company.
--------------------------------------------------------------------------------

     Stuart F. Feiner has been a director since February 1984. Mr. Feiner has been Executive Vice President, General Counsel and Secretary of Inco Limited, an international mining and metals company, since August 1993 and served as Vice President, General Counsel and Secretary of that company from April 1992 to August 1994. Mr. Feiner was President of Inco Venture Capital Management, the venture capital unit of Inco Limited, from January 1984 to April 1992. Mr. Feiner is also a director of ImmunoGen, Inc., a biotechnology company.
--------------------------------------------------------------------------------

     Robert F. Hendrickson has been a director of the Company since 1992. Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc., a pharmaceutical company, from 1985 to 1990. Since 1990, Mr. Hendrickson has been a manufacturing consultant with a number of biotechnology and pharmaceutical companies among his clients. He is currently Chairman of the Board of Envirogen Inc., an environmental biotechnology company, a director of Cytogen, Inc. and Unigene Laboratories, Inc., both of which are biotechnology companies, and a trustee of the Carrier Foundation.
--------------------------------------------------------------------------------

     Professor Bengt Samuelsson, M.D., has been a director of the Company since January 1994. Dr. Samuelsson is Professor of Physiological Chemistry of the Karolinska Institutet in Stockholm, Sweden, a position that he has held since 1972. He was one of three recipients who shared the 1982 Nobel Prize in medicine for their work on prostaglandins, specifically the discovery of prostanoids and leukotrienes. In addition to the Nobel Prize, he has received a number of other prestigious awards. He has been a member of the Company's Cell Adhesion Scientific Advisory Board since May, 1991. Dr. Samuelsson is Chairman of the Nobel Foundation, a member of the Board of Directors of Pharmacia & Upjohn, a pharmaceutical company, and a member of the Board of Directors of Handelsbanken, Stockholm, Sweden, a Swedish bank.
--------------------------------------------------------------------------------

     Joseph T. Stewart, Jr., has been a director of the Company since January 1995. Until 1989, he was associated for twenty-two years with Squibb Corporation, where he held several positions of increasing responsibility, including most recently Senior Vice President, Corporate Affairs and previously Vice President, Finance and Planning. He also served as a member of the Board of Directors of Squibb Corporation. He is currently an executive consultant to Johnson & Johnson, a director of General American Investors Company, Inc., and a trustee of the Foundation of the University of Medicine and Dentistry of New Jersey. He is also a trustee of the New School for Social Research and is a member of the Council of Visitors of the Marine Biological Laboratory, Woods Hole, Massachusetts, a not-for-profit research organization.
--------------------------------------------------------------------------------

     Gerald Weissmann, M.D., has been a director of the Company since 1981. Dr. Weissmann has been a Professor of Medicine at the Division of Rheumatology of the Department of Medicine at New York University Medical Center since 1973. Dr. Weissmann is Chairman of the Company's Cell Adhesion Scientific Advisory Board and the Company's Cancer Scientific Advisory Board. He is also on the Board of Trustees of the Marine Biological Laboratory, Woods Hole, Massachusetts, a not-for-profit research organization.
--------------------------------------------------------------------------------

     Dr. Horst Witzel has been a director of the Company since July 1990. Dr. Witzel is the former Chairman of the Board of Executive Directors of Schering AG, Berlin, Germany. After his retirement in 1989 he served as a member of the Supervisory Board of Schering AG until May 1994. Dr. Witzel is a member of the

Supervisory Board of Brau und Brunnen AG, Berlin and Dortmund, Germany. He is a director of Cephalon, Inc., a neuroscience company, and Aastrom Biosciences, Inc., a cellular therapy medical products company.

STOCK OWNERSHIP
--------------------------------------------------------------------------------

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 1997, by (i) each director and Named Executive Officer of the Company (as defined under the section entitled "Executive Compensation"), (ii) each stockholder known by the Company to own more than five percent of the outstanding Common Stock, and (iii) all directors and executive officers, including the Named Executive Officers, as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below, based on information furnished by such owners, have sole investment and voting power with respect to the shares of Common Stock shown as being beneficially owned by them.

                                                                 NUMBER OF       PERCENT OF
                       BENEFICIAL OWNER                            SHARES          TOTAL
-------------------------------------------------------------- --------------  --------------
Ardsley Advisory Partners (1).................................    4,595,500         12.7
  646 Steamboat Rd.
  Greenwich, CT 06830
Lynch & Mayer, Inc. (1).......................................    2,137,565          5.9
  520 Madison Avenue
  New York, NY 10022
Charles A. Baker (2)(3)(4)(6).................................      577,838          1.6
James G. Andress (2)..........................................       50,000            *
Morton Collins, PhD (2).......................................       50,000            *
Stuart F. Feiner (2)..........................................       20,000            *
Robert F. Hendrickson (2).....................................       40,000            *
Professor Bengt Samuelsson, MD (2)............................       32,666            *
Joseph T. Stewart, Jr. (2)....................................        9,000            *
Gerald Weissmann, MD (2)(5)...................................       47,457            *
Horst Witzel, Dr-Ing (2)......................................       75,000            *
James A. Boyle, MD, PhD (2)(4)(6).............................       88,398            *
Ralph del Campo (2)(4)(6).....................................       67,457            *
Andrew S. Janoff, PhD (2)(4)(6)...............................       27,502            *
Donald D. Yarson (2)(4)(6)....................................       21,033            *
All Directors and Executive Officers as a group
  (18 persons)(2)(4)(6).......................................     1,351,461         3.7

* Less than 1.0 percent
---------------

(1) Based on information filed with the SEC on Schedule 13G by the firms indicated for the year ended December 31, 1996. Mr. Philip J. Hempleman is a managing partner of Ardsley Advisory Partners and may be deemed to be the beneficial owner of the shares held by it.

(2) Includes shares of Common Stock issuable upon the exercise of outstanding options granted under the Company's stock option plans which are exercisable within 60 days after February 28, 1997, as follows: Mr. Baker, 371,048; Mr. Andress, 50,000; Dr. Collins, 25,000; Mr. Feiner, 20,000; Mr. Hendrickson, 27,000; Dr. Samuelsson, 32,666; Mr. Stewart, 7,000; Dr. Weissmann, 11,667;
    Dr. Witzel, 75,000; Dr. Boyle, 76,900; Mr. del Campo, 63,500; Dr. Janoff, 23,018; Mr. Yarson, 17,500; and all officers and directors as a group (18 persons), 1,026,781.

(3) Includes 201,000 shares owned by the Baker Family Limited Partnership, of which Mr. Baker is the General Partner.

(4) Includes shares held by Chemical Bank as trustee of the Company's 401(k) plan as of December 31, 1996, in the following amounts: Mr. Baker, 2,512; Dr. Boyle, 465; Mr. del Campo, 1,311; Dr. Janoff, 2,171; Mr. Yarson, 674; and all officers and directors as a group (18 persons), 12,254.

(5) Dr. Gerald Weissmann, a director of the Company, disclaims beneficial ownership of 5,790 shares held in trust for the estate of his father-in-law, for which Dr. Weissmann's wife serves as trustee.

(6) Includes shares of restricted stock granted on January 25, 1996 and January 23, 1997, under The Liposome Company 1996 Equity Incentive Plan, in the following amounts: Mr. Baker, 3,278; Dr. Boyle, 3,533; Mr. del Campo, 2,646; Dr. Janoff, 2,253; Mr. Yarson, 2,859; all directors and officers as a group (18 persons), 23,576.

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following table shows, for the fiscal years ended December 29, 1996, and December 31, 1995 and 1994, the annual and long-term compensation paid by the Company to the Chief Executive Officer, and the four other most highly compensated individuals who served as officers (as that term is defined in Rule 16a-2(f) adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of the Company as of December 29, 1996 (these individuals, together with the Chief Executive Officer, are sometimes referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                                      AWARDS
                                              ANNUAL        ---------------------------
                                           COMPENSATION     RESTRICTED    SECURITIES
                                         -----------------     STOCK      UNDERLYING       ALL OTHER
                                          SALARY   BONUS(1) AWARD(S)(2)  STOCK OPTIONS  COMPENSATION(3)
  NAME AND PRINICPAL POSITION      YEAR     $         $          $      (NO. OF SHARES)        $
-------------------------------    ----- --------  -------  ----------- --------------- ---------------
Charles A. Baker                    1996 $355,943  $75,000    $75,000        60,000         $ 9,490
  Chairman of the Board, President  1995  321,847   90,000         --        70,000           4,500
  and Chief Executive Officer       1994  295,000   65,000         --        40,000           3,810

James A. Boyle, MD, PhD(4)          1996  241,714   50,000     50,000        13,500           9,490
  Senior Vice President, Medical    1995  225,394   30,000     29,993        22,500          35,000
  and Regulatory Affairs            1994   97,689       --         --       181,000              --

Ralph del Campo(5)                  1996  183,796   40,000     40,000        13,500           9,490
  Vice President, Manufacturing     1995  172,745   20,000     19,869        17,500           4,500
  Operations                        1994  132,635       --         --       105,000           3,616

Andrew S. Janoff, PhD               1996  172,300   40,000     40,000        11,500           9,490
  Vice President,                   1995  147,416   11,250     11,250        13,000           4,422
  Research                          1994  140,400       --         --         7,500           4,212

Donald D. Yarson(6)                 1996  139,330   65,000     50,000        19,000           8,634
  Vice President, Marketing         1995  121,829   15,000     15,000        57,500           3,655
  and Sales

---------------

(1) Bonuses, all of which have been paid, are shown in the year earned.

(2) All restricted stock grants were made on January 25, 1996 and January 23, 1997 under The Liposome Company 1996 Equity Incentive Plan. The number of shares awarded to the Named Executive Officers in 1996 (and their market value as of December 29, 1996) were: Dr. Boyle, 1,348 ($26,286); Mr. del Campo, 898 ($17,511); Dr. Janoff, 505 ($9,848); and Mr. Yarson, 674
    ($13,143). The number of shares awarded in 1997 were: Mr. Baker, 3,278; Dr. Boyle, 2,185; Mr. del Campo, 1,748; Dr. Janoff, 1,748; and Mr. Yarson, 2,185. For further information regarding restricted stock awards, see the "Report of the Compensation Committee on Executive Compensation."

(3) All other compensation represents amounts credited as Company matching contributions under the Company's 401(k) stock match (which began in the third quarter of 1991). In the case of Dr. Boyle, the amount reported as "all other compensation" for 1995 consists entirely of a payment made at the end of his first year of employment pursuant to an agreement entered into when he was hired.

(4) Dr. Boyle commenced employment with the Company on August 8, 1994.

(5) Mr. del Campo commenced employment with the Company on March 15, 1994.

(6) Mr. Yarson commenced employment with the Company on February 1, 1995.

EMPLOYMENT AGREEMENT
--------------------------------------------------------------------------------

     The Company entered into an employment agreement with Mr. Baker which began in December 1989 and was renewed in 1995. The renewed agreement terminates on May 31, 1998, and may be renewed thereafter for one or more additional terms of one year. The terms of the agreement relating to compensation are discussed in the "Report of the Compensation Committee on Executive Compensation." Under the agreement, Mr. Baker has agreed that he will not during his employment period and for a period of two years after the termination of his employment, without the prior approval of the Company's Board of Directors, engage in any business involved in the research, development, manufacture or sale of lipids or liposomes or products or services which use natural or artificial lipids or liposomes to encapsulate, enhance or deliver any product. If Mr. Baker should be dismissed except for cause or should choose to resign from his position with the Company during the first six months following the effective date of a change of control, Mr. Baker would be entitled to receive his then current monthly base salary for a 12-month period from such effective date and for up to an additional 12-month period if he does not obtain another full-time position. In addition, all stock options granted to Mr. Baker which would have vested during the remainder of his employment term would automatically vest and would remain exercisable for a period of 24 months following the termination of his employment. A change of control is deemed to occur if (i) the Company is not the surviving entity following a merger or consolidation; (ii) a person acquires, directly or indirectly, securities of the Company representing 35% or more of the voting power of all then outstanding securities of the Company having the right to elect the Board of Directors; or (iii) the individuals who constitute the Board of Directors of the Company at the time of the agreement or individuals who are subsequently elected to the Board of Directors with the approval of the incumbent Board cease to constitute a majority of the members of such Board.

OPTION GRANTS
--------------------------------------------------------------------------------

     The following table presents stock options granted for the period from January 1, 1996, through December 29, 1996 to the Named Executive Officers. All grants were made under The Liposome Company 1996 Equity Compensation Plan.

                             OPTION GRANTS IN 1996

                               INDIVIDUAL GRANTS
                           --------------------------
                                          PERCENT OF                            POTENTIAL REALIZABLE
                                            TOTAL                                 VALUE AT ASSUMED
                            NUMBER OF      OPTIONS                             ANNUAL RATES OF STOCK
                           SECURITIES     GRANTED TO    EXERCISE               PRICE APPRECIATION FOR
                           UNDERLYING    EMPLOYEES IN     PRICE                    OPTION TERM(2)
                             OPTIONS        FISCAL       ($ PER     EXPIRATION ----------------------
           NAME            GRANTED(1)(#)   YEAR(%)       SHARE)       DATE       5%($)       10%($)
--------------------------------------   ------------  -----------  ---------  ---------   ----------
Charles A. Baker...........    60,000         6.0       $ 16.8750    12/01/06   $635,874   $1,610,923
James A. Boyle, MD, PhD....    13,500         1.4         17.0000    11/21/06    144,331      365,764
Ralph del Campo............    13,500         1.4         17.0000    11/21/06    144,331      365,764
Andrew S. Janoff, PhD......    11,500         1.2         17.0000    11/21/06    122,949      311,577
Donald D. Yarson...........    19,000         1.9         17.0000    11/21/06    203,133      514,779

---------------

(1) All options granted expire ten years from the date of grant and become exercisable ratably over five years beginning approximately one year from the date of grant.

(2) The percentage rates of increase shown are assumed rates established by the U.S. Securities and Exchange Commission for purposes of uniform compensation reporting. Accordingly, they do not constitute predictions or estimates by the Company of the future price appreciation of its Common Stock or of the potential realizable value of the options referred to in the table. These "potential realizable values" are not discounted to present value, and the present value of these assumed potential realizable values would be less than the amounts indicated.

OPTION EXERCISES AND FISCAL YEAR-END VALUES
--------------------------------------------------------------------------------

     The following table summarizes stock options exercised by the Named Executive Officers in 1996, and the unexercised stock options and the fiscal year-end values of all outstanding options held by the Named Executive Officers as of December 29, 1996.

          OPTION EXERCISES IN 1996 AND DECEMBER 29, 1996 OPTION VALUES

                                                      NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                             1996 OPTION EXERCISES         OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             ----------------------     DECEMBER 29, 1996       DECEMBER 29, 1996(1)
                               SHARES       VALUE   -------------------------  -----------------------
                              ACQUIRED    REALIZED(2) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            NAME             ON EXERCISE      $           (#)          (#)          (#)         (#)
----------------------------------------  --------- ----------- -------------  --------- -------------
Charles A. Baker.............   150,000  $2,566,250    371,048      158,952     $5,651,044   $ 948,331
James A. Boyle, MD, PhD......        --          --     76,900      140,100      1,042,113   1,665,825
Ralph del Campo..............        --          --     45,500       90,500        540,438     898,000
Andrew S. Janoff, PhD........    57,336   1,004,064     18,018       47,236        159,742     346,460
Donald D. Yarson.............     4,000      42,000      7,500       65,000         54,188     384,250

---------------

(1) Value of unexercised in-the-money options is equal to the fair market value of $19.50 per share of common stock, the closing price on the last trading day prior to December 29, 1996, as quoted by the Nasdaq National Market, less the exercise price.

(2) "Value realized" does not represent actual cash received in the case of 100,000 shares that were exercised and held by Mr. Baker or in the case of 2,000 shares that were exercised by Dr. Janoff and transferred to his minor daughters, but reflects instead the difference between the exercise price and the closing price on the date of exercise. In all other cases, "value realized" is the difference between the exercise price and the sale price.

COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The Board of Directors has two standing committees: the Audit and Finance Committee and the Compensation Committee. The Company has no standing nominating committee, and the Board of Directors as a whole functions as such a committee. Stockholders desiring to submit recommendations for nominees to the Board of Directors should address their recommendations in writing to the Chairman of the Board.
--------------------------------------------------------------------------------

     The Audit and Finance Committee consists of Mr. James G. Andress, Dr. Morton Collins and Mr. Joseph Stewart. This committee provides advice and assistance to the Company regarding accounting, auditing and financial reporting. The Audit and Finance Committee also recommends a firm of certified public accountants, whose duty it is to audit the books and accounts of the Company for the fiscal year for which they were appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting. The Audit and Finance Committee held 6 meetings during the fiscal year ended December 29, 1996. No member of the Audit Committee is an officer or employee of the Company.
--------------------------------------------------------------------------------

     The Compensation Committee consists of Mr. Stuart F. Feiner, Mr. Robert F. Hendrickson and Dr. Horst Witzel. Its functions are to review and approve salaries and other matters relating to compensation of all officers and employees of the Company above a specified salary level, to review and make recommendations to the Board of Directors for compensation and benefit plans and practices, and to administer certain benefit plans of the Company. The Compensation Committee also reviews and approves grants of options to employees and consultants who are not also Directors of the Company. Option grants to persons who are Directors of the Company are reviewed and approved by the Board of Directors. The Compensation Committee held 9 meetings during the fiscal year ended December 29, 1996. No member of the Compensation Committee is an officer or employee of the Company.
--------------------------------------------------------------------------------

     The Company's Board of Directors held 8 meetings during the fiscal year ended December 29, 1996. No Director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors or of Committees on which he served.
--------------------------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     In accordance with the rules of the Securities and Exchange Commission, the Compensation Committee of the Board of Directors (the "Committee") offers this report regarding compensation policies for executive officers and the Chief Executive Officer of the Company.

COMPENSATION POLICIES AND COMPONENTS OF COMPENSATION
--------------------------------------------------------------------------------

     The Committee recognizes that attracting and retaining top executive talent is essential to the Company's continued growth. It also feels that providing appropriate incentives to motivate management personnel to achieve the Company's goals is the best way to encourage the progress needed to meet these goals. The Committee therefore exercises its function of overseeing the Company's executive compensation and benefits programs and administering the Company's equity-based incentive plans with the objective of achieving an appropriate balance of cash compensation, stock options, and bonuses. To do so, it reviews each executive officer's compensation package annually based on the executive's performance and with reference to the compensation paid by similar companies.

     In March 1996, the Committee approved the 1996 Management Incentive Plan ("1996 MIP"), which established certain financial as well as research and product development goals to be met during the year. During 1996, the goals established by the Committee were met and exceeded, as the Company achieved greater than expected revenue growth, due primarily to successful U.S. sales of its lead commercial product, ABELCET(R) (Amphotericin B Lipid Complex Injection). In addition to obtaining a broader U.S. indication for this product, the Company also received marketing approvals in a number of countries during 1996. The Company completed the retrofitting of its Indianapolis manufacturing facility and made significant progress in the Phase III trial of VENTUS(TM) in acute respiratory distress syndrome. In recognition of these achievements, the Board awarded year-end bonuses, paid partly in cash and partly in restricted stock, to the senior executive group, based on each individual's contribution to the Company's success. It also considered these factors in approving stock option awards to the Named Executive Officers (as defined under the section entitled "Executive Compensation"), as well as merit salary increases.

BASE SALARY
--------------------------------------------------------------------------------

     In setting the base salary levels for each executive officer, the Committee refers to a survey of biotechnology and biopharmaceutical companies (the "Peer Group"), as well as other available information on the base salaries of executive officers in Peer Group companies. The Hambrecht & Quist Healthcare Sector Index, which is used in the Performance Graph on page 12, included 63 companies in 1996, 30 of which are in the Peer Group survey. Other factors considered in establishing salaries include internal performance reviews, the level of the executive's responsibilities and the value of the executive's job in the marketplace, in combination with overall compensation recommendations from management. To remain competitive, the Company's base salary ranges and salaries generally fall within the broad mid-range of the Peer Group. Quantitative factors, such as length of service and the Committee's review with management of an individual's contribution toward the achievement of the Company's overall annual strategic goals, are also taken into account in approving specific base salaries.

BONUS AWARDS AND RESTRICTED STOCK
--------------------------------------------------------------------------------

     Starting in 1995, the Company has awarded bonuses to certain executive officers under annual Management Incentive Plans, which include performance goals approved by the Committee. The amount of these bonuses is determined by the Committee depending upon whether the Company has met or exceeded these goals. The Committee also retains the discretion to consider other criteria and achievements in determining the range of any bonuses to be awarded. The 1996 MIP was approved by the Committee in March 1996 and provided specific corporate goals, as well as weighting for group and individual performance. For 1996, as reflected in the "Summary Compensation Table" on page 5, the Company paid year-end bonuses to executive officers, including the Named Executive Officers, based on the Company's performance against its 1996 goals and each individual's contribution to that performance. The Company's goals for 1996, which were also considered in determining the Chairman and Chief Executive Officer's bonus, included meeting or exceeding ABELCET(R) product sales levels, obtaining marketing approvals for ABELCET(R) (approvals were received in 8 countries); obtaining expanded U.S. labeling for ABELCET(R); making progress in the Phase III clinical trial of VENTUS(TM); and completing the retrofit of the Company's Indianapolis manufacturing facility. The bonuses paid to the executive officers under the 1996 MIP, which were paid partly in cash and partly in restricted common stock, averaged 38.5% of the recipient's year-end base salary. Mr. Yarson received an additional cash award in recognition of his contribution to the outstanding results achieved in U.S. sales growth of ABELCET(R).

     Awards covering a total of 16,607 shares of restricted common stock were granted to executive officers of the Company under the 1996 MIP. The granting of restricted stock awards was authorized by the Company's 1996 Equity Incentive Plan (the "1996 Plan"), which was approved by the stockholders in May 1996. The shares of restricted stock are not transferable and are subject to forfeiture if the executive leaves the Company except due to retirement or death before the restrictions lapse. The restrictions will lapse as to one-third of the shares granted on each of the first three anniversaries of the date of grant. The owner of such restricted shares has the right to vote these shares, and is entitled to receive any distributions made to holders of shares of Common Stock.

STOCK OPTIONS
--------------------------------------------------------------------------------

     The Committee recognizes that the Company is in a highly competitive field, and the success of the Company is very much dependent on its ability to attract and retain top technical, marketing and management talent. The Company must compete with over a thousand biotechnology firms, hundreds of universities and many large, pharmaceutical firms to recruit top people. The Committee has concluded that one of the critical ways to compete for key personnel is to offer significant potential rewards based on the Company's success through the issuance of stock options.

     After adoption of the 1996 Plan in March 1996, the Committee granted no further stock options under either the 1986 Employee Stock Option Plan or the 1986 Non-Qualified Stock Option Plan, though shares subject to options granted previously under these plans will be issued as the options are exercised. All stock options granted to the Named Executive Officers in 1996 were granted under the 1996 Plan. Options granted under the 1996 Plan, as well as the discontinued plans, are designed to attract and retain key employees and consultants. The Company also has a separate stock option plan for non-employee directors, under which options are granted according to a specified formula in order to attract and retain highly qualified individuals to serve on the Company's Board of Directors. As of December 29, 1996 the Company had outstanding grants covering in total 4,352,523 shares under all of its stock option plans and had 3,845,271 shares available for future grants. Stock options are generally granted at the fair market value of the Common Stock on the date of grant, and they lapse if not exercised within ten years from the date of grant. Options granted to employees typically vest ratably over a period of five years, and options granted to non-employee directors vest ratably over a five-year period in the case of the initial grant, and over a one-year period for subsequent annual grants.

     The 1996 Plan is administered by the Committee, which has the authority to determine the grantees, the exercise price, the number of shares subject to each option, the time or times during which all or a portion of each option may be exercised, and the other provisions of each option. In determining the number of options to be granted to executive officers, the Committee considers a number of factors, including the Company's performance against annual goals, each officer's level of job responsibility, the prospective contributions of individuals to the success of the Company, and the number of options awarded to executives in comparable positions by companies in the Peer Group. Generally, the Company's grants are in the mid-range of the Peer Group. The stock options granted to the Named Executive Officers in 1996 were generally less than in the prior year because, as the Company begins generating product revenues, the Committee feels that it is appropriate to place greater emphasis on cash bonuses tied to the achievement of specific goals and objectives and similar performance-based incentives. In granting stock options in 1996, the Committee generally did not consider the overall number and value of options then held by individuals who were granted options. The Company does not currently have specific target ownership levels for equity holding in the Company by executive officers and other key employees, although increasing share ownership by executive officers is an additional advantage of stock options and restricted stock over some other forms of incentive compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION
--------------------------------------------------------------------------------

     The Committee determines Mr. Baker's salary and stock options based on an annual review conducted each November. When Mr. Baker joined the Company in December 1989, the Company entered into an employment agreement with him, which was renewed on June 1, 1995. The agreement provides that Mr. Baker will receive a designated annual base salary, which may be increased from time to time by the Committee. During 1996, Mr. Baker's base salary was $350,000, which represented an increase of $15,000 over his 1995 base salary. This increase reflected a review of salary data for chief executive officers of various companies in the Peer Group and was in recognition of Mr. Baker's contribution to the Company's success in commercializing ABELCET(R), advancing the Company's other development programs and improving its financial position in 1996.

     Mr. Baker's employment agreement also provides that, upon the achievement of certain objectives to be set by the Committee annually, he is entitled to receive a cash bonus. In prior years, the amount of this bonus was determined in November, but for 1996, Mr. Baker's bonus, like the bonuses paid to other executive officers, was determined under the 1996 MIP after the end of the year. The 1996 objectives were the same as those discussed under "Bonus Awards and Restricted Stock" above. Based upon the achievement of these objectives, among others, the Committee awarded Mr. Baker his full target bonus of $75,000 for the 1996 fiscal year, together with a grant of restricted stock having a market value of $75,000 as of January 23, 1997. The restrictions applicable to Mr. Baker's restricted stock award are identical to those described above for all other restricted stock awards made under the 1996 MIP.

     The Committee also granted a stock option covering 60,000 shares of Common Stock to Mr. Baker during 1996, which vests in five equal annual installments and has an exercise price equal to the fair market value of the Common Stock on the date of grant. Because of the Committee's reduced emphasis on stock option awards, and in view of the grant to Mr. Baker of 3,278 shares of restricted stock, his 1996 stock option award was not as large as the award made in the prior year. This was also due partly to the fact that the 1995 award was increased based on the early US marketing approval of ABELCET(R). In addition, Mr. Baker is entitled to receive the same standard benefits other Company executives receive.

     Other aspects of Mr. Baker's employment agreement are discussed in the section of this Proxy Statement entitled "Employment Agreement."

DEDUCTIBILITY CAP ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain stockholder approval and other requirements are met. The Committee believes that awards designated as "Section 162(m) Awards" and stock options granted under the 1996 Plan will qualify for this exemption. The Committee anticipates that amounts paid as cash compensation will continue to be fully deductible because the amounts are expected to be less than the $1 million threshold.

SUMMARY
--------------------------------------------------------------------------------

     In summary, the Compensation Committee believes that the Company's compensation policies, and their application to compensation paid to executive officers in 1996, appropriately take into account those factors characteristic of the biotechnology/biopharmaceutical industry of which the Company is part and provide adequate rewards and incentives, tied to performance, to help insure that the Company's management team is among the best in the industry.

                                          STUART F. FEINER
                                          ROBERT F. HENDRICKSON
                                          HORST WITZEL, DR.-ING
                                          Members of the Compensation Committee

March 13, 1997

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Report of the Compensation Committee on Executive Compensation shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     The graph below summarizes the total cumulative return experienced by the Company's stockholders from 1991 through 1996, compared to the Nasdaq Total Return Index of U.S. Companies (the "Nasdaq U.S. Stock Index") and the Hambrecht & Quist LLC Healthcare Sector Index (the "H & Q Healthcare Sector Index"). As stated in prior proxy statements, the Company believes that the Nasdaq U.S. Stock Index is an appropriate index to use as a broad based comparative measure of the Company's performance, as it incorporates the stocks of many companies whose size and stage of development are similar to those of the Company.

        MEASUREMENT PERIOD             'THE LIPOSOME     NASDAQ U.S. STOCK   H & Q HEALTHCARE
      (FISCAL YEAR COVERED)           COMPANY, INC.'           INDEX           SECTOR INDEX
1991                                       100                 100                 100
1992                                        83                 116                  86
1993                                        47                 134                  66
1994                                        59                 131                  67
1995                                       142                 185                 112
1996                                       141                 227                 115

DIRECTORS' COMPENSATION
--------------------------------------------------------------------------------

     Directors who are not employees of the Company receive an annual retainer of $1,000 per quarter. In addition, during 1996, such directors received $2,000 for each Board meeting attended in person, and $500 for each telephonic Board meeting attended. A director who participates in a regular Board meeting by telephone receives $1,000. No non-employee director receives any separate compensation for serving on a committee of the Board of Directors.

     Dr. Weissmann and Dr. Samuelsson are consultants to the Company. In the fiscal year ended December 29, 1996, the Company paid $32,500 in fees to Dr. Weissmann for his services as Chairman of the Company's Cell Adhesion Scientific Advisory Board and Cancer Scientific Advisory Board, and $6,000 in fees to Dr. Samuelsson for his services as a member of the Company's Cell Adhesion Scientific Advisory Board.

     The Company believes that it is very important that it be able to continue to attract the highest caliber of persons to serve as non-employee directors. To do so, the Company must be able adequately to compensate the directors for the responsibility and risk they assume. Since the Company does not offer directors the levels of cash compensation they would normally receive for a directorship of a larger pharmaceutical or other industrial company, stock options offer an appropriate way to partially compensate directors and allow them to share as stockholders in the ultimate success of the Company. The 1991 Directors' Nonqualified Stock Option Plan (the "Directors' Plan"), which was adopted by the stockholders in 1992, constitutes a key element of the Company's long-term program to attract and compensate non-employee directors.

     As amended in 1996, the Directors' Plan currently provides that options to purchase 10,000 shares of Common Stock are automatically granted on July 1 of each year from 1991 until 2001 to each non-employee director. These grants are fully vested on the first anniversary of the date of grant. In addition, each new director receives an initial grant of 10,000 shares, which vests in equal installments over a five-year period.

     As of February 28, 1997, there were eight non-employee directors participating in the Directors' Plan. There were eight grants of options to acquire an aggregate of 80,000 shares of the Company's Common Stock during fiscal year 1996 under the Directors' Plan at an exercise price of $19.0625 per share.

PROPOSAL 2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

     The Board of Directors of the Company proposes that its appointment of the firm of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 28, 1997, be ratified by the stockholders. If not otherwise specified, proxies will be voted in favor of the ratification of the appointment. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Company's Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
--------------------------------------------------------------------------------

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's equity securities. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 1996, all current directors and executive officers filed all required reports on a timely basis, but two late reports were filed by Edward G. Silverman, a former executive officer of the Company.

EXPENSE OF SOLICITATION
--------------------------------------------------------------------------------

     The Company expects to solicit proxies by mail and by telephone, and it has retained Corporate Investor Communications to provide proxy solicitation services, at a cost of approximately $4,000. In addition, directors, officers and regular employees of the Company may also solicit in person, by telephone or telegram. All expenses in connection with the solicitation of proxies will be borne by the Company. Arrangements will be made by the Company for the forwarding, at the Company's expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals.

STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     To be considered for presentation to the Annual Meeting of Stockholders to be held in 1998, a stockholder proposal must be received by Carol J. Gillespie, Vice President, General Counsel and Secretary, The Liposome Company, Inc., One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540, not later than December 2, 1997.

OTHER MATTERS
--------------------------------------------------------------------------------

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                 LIPOSOME LOGO

                                  THE LIPOSOME COMPANY, INC.
                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         Annual Meeting of Stockholders, May 15, 1997
                 The Holiday Inn, 1053 Route #1, Princeton, New Jersey 08540

        The undersigned hereby appoints Charles A. Baker and Carol J. Gillespie,
P and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all
R the shares of Common Stock of THE LIPOSOME COMPANY, INC. held in the name of the undersigned at the close of business on March 28, 1997 at
O the Annual Meeting of Stockholders to be held on May 15, 1997, at 10:15 A.M. and at any adjournment thereof, with all the powers the undersigned
X would have if personally present. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.
Y
           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

1)  Election of Directors

    / / FOR all nominees listed below (except as marked to the contrary below).

    / / WITHHOLD AUTHORITY to vote for all nominees listed below.

        Charles A. Baker, James G. Andress,
        Morton Collins, Ph.D., Stuart F. Feiner,
        Robert F. Hendrickson, Bengt Samuelsson, M.D.
        Joseph T. Stewart, Gerald Weissmann, M.D.
        Horst Witzel, Dr.-Ing

        To withhold authority to vote for any individual nominee, write that name on the line below.

        _____________________________________________________________________


2) Ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent accounts for the 1997 fiscal year.

    / / FOR     / / AGAINST     / / ABSTAIN


3) In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.


IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

SIGNATURE(S)________________________________________ DATE_____________________

SIGNATURE(S)________________________________________ DATE_____________________

Please sign your name exactly as it appears hereon. In the case of joint owners, each should sign. If signing in a representative capacity, please give title.